Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 7, 2020 with respect to the historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called Perimeter Place included in Form 8-K/A of Consolidated-Tomoka Land Co. (now known as “CTO Realty Growth, Inc.”) for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

October 13, 2020